Exhibit 99.1
Contact: Whirlpool Corporation
Media: Whirlpool Corporation Press Office, 269/923-7405
Media@Whirlpool.com
Financial: Joseph Lovechio, 269/923-2641
Investor_Relations@Whirlpool.com

WHIRLPOOL CORPORATION REPORTS SECOND-QUARTER 2013 RESULTS, RAISES FULL-YEAR GUIDANCE AND RESUMES SHARE REPURCHASES
Strong Sales Growth and Margin Expansion
Second-Quarter GAAP EPS Up 71 Percent; Ongoing Business Operations EPS Up 53 Percent

BENTON HARBOR, Mich., July 19, 2013 - Whirlpool Corporation (NYSE: WHR) announced today second-quarter GAAP net earnings of $198 million, or $2.44 per diluted share, compared to net earnings of $113 million, or $1.43 per diluted share, reported during the same period last year. On an adjusted basis, diluted earnings per share(1) improved to $2.37, compared to $1.55 in the prior year, mainly driven by higher revenue, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives.

Sales in the quarter were $4.7 billion compared to $4.5 billion reported during the same period last year. Excluding the impact of both foreign currency and Brazilian (BEFIEX) tax credits, sales increased approximately 6 percent.

“Sales increased in every region of the world as we continued to expand margins,” said Jeff M. Fettig, chairman and chief executive officer of Whirlpool Corporation. "Our financial results reflect increased demand for our innovative products and continued benefits from our margin expansion actions.”

Second-quarter GAAP operating profit totaled $328 million, compared to $194 million in the prior year. On an adjusted basis, operating profit(2) totaled $335 million, 7 percent of sales, compared with $222 million, approximately 5 percent of sales, in the prior year. Higher global volume, ongoing cost productivity and the benefit of cost and capacity-reduction initiatives positively impacted results during the quarter.

During the six months ended June 30, 2013, the company reported cash flow used in operating activities of $(196) million compared to cash flow used in operating activities of $(355) million in the prior-year period. On a year-to-date basis, Whirlpool Corporation reported free cash flow(3) use of $(373) million compared to free cash flow(3) use of $(540) million in the prior-year period.

OUTLOOK
Whirlpool Corporation is increasing its full-year diluted earnings per share guidance and full-year adjusted earnings per share(1) guidance. The full-year diluted earnings per share guidance is increasing to $10.05 to $10.55 compared to the previous range of $9.80 to $10.30, and the full-year adjusted earnings per share(1) guidance is increasing to $9.50 to $10.00 compared to the previous range of $9.25 to $9.75.

2013 EPS Outlook
GAAP EPS	$10.05–$10.55
Restructuring Expense	1.75
Brazilian (BEFIEX) Tax Credits	(0.91)
U.S. Energy Tax Credits*	(1.50)
Antitrust, Contract and Investment Expenses	0.11
Ongoing Business Operations EPS(1)	$9.50–$10.00

*2013 outlook includes the expected impact of $120 million from U.S. energy tax credits.

The company now expects to generate free cash flow(3) between $650 million and $700 million up from between $600 million and $650 million.

"Given the strong underlying trends in our business, we recently resumed our share repurchase program and are raising our full-year outlook for EPS and free cash flow,” said Fettig. “As we execute against our long-term growth strategy, we will continue to drive actions to further create value for our shareholders.”

SECOND-QUARTER REGIONAL REVIEW

Whirlpool North America
Whirlpool North America reported second-quarter sales of $2.6 billion compared to $2.5 billion in the prior year, a 5 percent increase. The region reported operating profit of $262 million, compared to $235 million in the prior year. On an adjusted basis, operating profit(4) totaled $262 million, 10 percent of sales, compared to $186 million, approximately 8 percent of sales, in the prior year. Higher sales, ongoing productivity improvements and the benefit of cost and capacity-reduction initiatives more than offset higher material costs.

The company now expects full-year 2013 U.S. industry unit shipments to increase in the range of 6 to 8 percent.

Whirlpool Europe, Middle East and Africa
Whirlpool Europe, Middle East and Africa reported second-quarter sales of $731 million compared to $691 million in the prior year, a 6 percent increase.

The region reported an operating loss of $(6) million compared to $(27) million in the prior year. The improvement was driven by higher sales, ongoing productivity and cost and capacity reductions more than offsetting higher material costs and unfavorable currency.

Based on the weak environment across the euro zone, the company now expects full-year 2013 industry unit shipments to be flat to minus 2 percent.

Whirlpool Latin America
Whirlpool Latin America reported second-quarter sales of $1.2 billion, a 6 percent increase from the prior year. Excluding currency and Brazilian (BEFIEX) tax credits, sales increased 8 percent.

The region reported operating profit of $135 million, compared to $103 million in the prior year. During the second quarters of 2013 and 2012, the company monetized $24 million and $2 million of Brazilian (BEFIEX) tax credits, respectively. On an adjusted basis, operating profit(4) totaled $111 million, 9.3 percent of sales, versus $101 million, 8.8 percent of sales, in the prior year. Higher sales and ongoing productivity more than offset higher material costs and foreign currency.

The company now expects full-year 2013 industry unit shipments to increase in the range of 1 to 3 percent.

Whirlpool Asia
Whirlpool Asia reported second-quarter sales of $246 million compared to $241 million in the prior year. Excluding the impact of currency, sales increased approximately 4 percent.

Operating profit of $14 million in the second quarter, approximately 6 percent of sales, was flat compared to the prior year. Higher sales and ongoing productivity were offset by higher material costs and unfavorable currency.

The company now expects full-year 2013 industry unit shipments to be flat.

(1) A reconciliation of ongoing business operations/adjusted diluted earnings per share, non-GAAP financial measures, to reported diluted earnings per share and other important information, appears on page 13.
(2) A reconciliation of ongoing business operations/adjusted operating profit, non-GAAP financial measures, to reported operating profit and other important information, appears on page 13.
(3) A reconciliation of free cash flow, a non-GAAP financial measure, to cash provided by / (used in) operating activities and other important information, appears on page 15.
(4) A reconciliation of ongoing business operations/adjusted operating profit by segment, non-GAAP financial measures, to reported operating profit by segment and other important information, appears on page 14.

SECOND-QUARTER 2013 PRODUCT LEADERSHIP, INNOVATION AND AWARDS

Whirlpool Corporation innovation is leading the market. The company's focus for more than a century has been on identifying unique consumer insights and designing high-quality products that deliver what consumers want and need. This focus yielded positive results during the second quarter, with strong consumer preference for the company's innovative new product offerings driving sales growth in every region. The company's efforts were recognized externally with awards for leadership in corporate reputation and citizenship, performance and innovation.

Global Leadership:

•
Whirlpool Corporation was again named as a member of the FTSE4Good Index, the leading global responsible investment index. FTSE4Good recognizes companies around the world for distinction in their environmental, social and governance practices.

•
For the fourth consecutive year, Whirlpool Corporation was named to Exame magazine's Melhores e Maiores, or Biggest and Best, ranking and also won the award for The Best Company in Electronics. Exame publishes an annual list of the 1,000 most important companies in Brazil across 18 business sectors and gives awards to those companies in each sector that have the best financial performance and market leadership.

•	Whirlpool Corporation was recognized as one of the 25 Most Admired Companies by human resources professionals by Gestão RH magazine in Brazil.

•
Whirlpool Corporation was recognized as one of India's Best Companies to Work for 2013 in the annual research study conducted by the Great Places to Work Institute. The company also took top honors in the Best Employer Branding Initiative category.

•	Whirlpool Corporation continued its legacy of leadership in sustainability with the launch of a line of Whirlpool brand smart appliances with 6th Sense Live Technology.

Whirlpool North America Region:

•	The KitchenAid brand launched the Pro Line Series 16-cup food processor, the first residential food processor with hands-free, commercial-style dicing, ensuring professional style results at home.

•
Continuing the launch of 6th Sense Live Technology, Whirlpool Corporation worked with strategic partners Ford Motor Company and Commonwealth Edison Company to amplify the availability of Whirlpool brand's smart grid-enabled appliances.

•
According to a leading consumer publication, the Whirlpool Duet front-load washer was listed as a BEST BUY. The front-load washer offers high-performance cleaning with the shortest available cycle time among recommended front-load washers tested by the magazine.

•
A leading consumer magazine named the Maytag Maxima front-load washer the No. 1 front-load washing machine based on a variety of criteria including: cleaning, energy efficiency, water efficiency, and capacity. The brand earned the highest marks ever given by the magazine in this category.

•
Judges from Ambiente, the world's largest consumer goods fair, bestowed Kitchen Innovation of the Year awards to the KitchenAid Pro Line Series 16-cup food processor, cordless hand blender, and two-and-four-slice automatic toasters. In addition, the KitchenAid Pro Line Series 1.5 liter electric kettle received a Best-of-Best Golden Award in the small electrics category.

Whirlpool Europe, Middle East and Africa Region:

•
The Bauknecht brand launched a new upright freezer with ShockFreeze technology that gives consumers the peace of mind of being able to freeze food without the loss of flavor or quality. The freezer provides extraordinary capacity and exceptional flexibility when preserving food, resulting in less waste.

•
KitchenAid brand's Twelix Artisan oven offers the option of three different cooking modes - standard convection, steam-assisted and pure steam - and helps consumers achieve professional performance and outstanding results right at home.

•
The Bauknecht brand was named Most Innovative Brand of the Year in the major domestic appliances segment during the Plus X Awards ceremony. The Bauknecht Kosmos oven, steamer and microwave; the Bauknecht Gallery hood; and the Bauknecht brand upright freezer with ShockFreeze technology were named the Best Product of the Year 2013 for their categories.

Whirlpool Latin America Region:

•
The Latin America region launched the Brastemp Ative! Smart Cook range that can connect with consumers' smart phones, download recipes from the Brastemp Club app and cook meals to perfection. Consumers only need to put a dish in the oven, turn it on, and the Smart Cook range does everything else - preheating, baking, browning, keeping warm and even shutting down.

•	Whirlpool Latin America's Ecohouse project was a finalist in the business model category for the National Confederation of Industry's Innovation National Award.

•
João Carlos Brega, executive vice president of Whirlpool Latin America, was named Valuable Executive in the electronic sector by the Valor Econômico journal. The annual award honors the best executives in Brazil.

•
Armando Valle, vice president of Institutional Relations and Sustainability, was named Personality of the Year in Sustainability by the Brazilian Association of Training and Development from Paraná (ABTD/PR).

Whirlpool Asia Region:

•
Whirlpool Agitronic washing machines in India provide the most uniform cleaning and superior dirt removal for hassle-free wash loads. With 21 customizable programs, the Whirlpool Agitronic washer can meet a variety of consumer needs and preferences. Its water re-use program reduces wrinkles and conserves rinse water for the next load.

•
In India, the Whirlpool Neo iChill frost-free refrigerator with innovative Deep Freeze Technology now features an upgraded design and new high-gloss finish. Consumers can trust the Neo iChill refrigerator to deliver best-in-class cooling performance that can withstand frequent door opening even in the peak heat of the summer.

•
The Whirlpool brand Ares Combo washer/dryer in China provides the best in drying performance thanks to its patented condensing disc. The product has been recognized for its simple yet elegant design and slim user interface.

About Whirlpool Corporation
Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances, with annual sales of approximately $18 billion in 2012, 68,000 employees, and 65 manufacturing and technology research centers around the world. The company markets Whirlpool, Maytag, KitchenAid, Jenn-Air, Amana, Brastemp, Consul, Bauknecht and other major brand names to consumers in nearly every country around the world. Additional information about the company can be found at http://www.whirlpoolcorp.com.

Whirlpool Additional Information:
This document contains forward-looking statements about Whirlpool Corporation and its consolidated subsidiaries (“Whirlpool”) that speak only as of this date. Whirlpool disclaims any obligation to update these statements. Forward-looking statements in this document may include, but are not limited to, statements regarding expected earnings per share, cash flow, productivity and material and oil-related prices. Many risks, contingencies and uncertainties could cause actual results to differ materially from Whirlpool's forward-looking statements. Among these factors are: (1) intense competition in the home appliance industry reflecting the impact of both new and established global competitors, including Asian and European manufacturers; (2) Whirlpool's ability to continue its relationship with significant trade customers and the ability of these trade customers to maintain or increase market share; (3) changes in economic conditions which affect demand for our products, including the strength of the building industry and the level of interest rates; (4) inventory and other asset risk; (5)  risks related to our international operations, including changes in foreign regulations, regulatory compliance and disruptions arising from natural disasters or terrorist attacks; (6) the uncertain global economy; (7) the ability of Whirlpool to achieve its business plans, productivity improvements, cost control, price increases, leveraging of its global operating platform, and acceleration of the rate of innovation; (8) Whirlpool's ability to maintain its reputation and brand image; (9) fluctuations in the cost of key materials (including steel, oil, plastic, resins, copper and aluminum) and components and the ability of Whirlpool to offset cost increases; (10) litigation, tax, and legal compliance risk and costs, especially costs which may be materially different from the amount we expect to incur or have accrued for; (11)  product liability and product recall costs; (12) the effects and costs of governmental investigations or related actions by third parties; (13) Whirlpool's ability to obtain and protect intellectual property rights; (14)  the ability of suppliers of critical parts, components and manufacturing equipment to deliver sufficient quantities to Whirlpool in a timely and cost-effective manner;  (15) health care cost trends, regulatory changes and variations between results and estimates that could increase future funding obligations for pension and post retirement benefit plans;  (16) information technology system failures and data security breaches; (17) the impact of labor relations; (18) our ability to attract, develop and retain executives and other qualified employees; (19) changes in the legal and regulatory environment including environmental and health and safety regulations; and (20) the ability of Whirlpool to manage foreign currency fluctuations.

Additional information concerning these and other factors can be found in Whirlpool's filings with the Securities and Exchange Commission, including the most recent annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K.

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
FOR THE PERIOD ENDED JUNE 30
(Millions of dollars, except per share data)

	Three Months Ended		Six Months Ended
	2013	2012	2013	2012
Net sales	$4,748	$4,510	$8,996	$8,858
Expenses
Cost of products sold	3,931	3,782	7,453	7,480
Gross margin	817	728	1,543	1,378
Selling, general and administrative	453	447	874	852
Intangible amortization	5	8	14	15
Restructuring costs	31	79	73	113
Operating profit	328	194	582	398
Other income (expense)
Interest and sundry income (expense)	(39)	(22)	(57)	(39)
Interest expense	(44)	(48)	(90)	(102)
Earnings before income taxes	245	124	435	257
Income tax expense (benefit)	39	4	(28)	40
Net earnings	206	120	463	217
Less: Net earnings available to noncontrolling interests	8	7	13	12
Net earnings available to Whirlpool	$198	$113	$450	$205
Per share of common stock
Basic net earnings available to Whirlpool	$2.48	$1.45	$5.66	$2.64
Diluted net earnings available to Whirlpool	$2.44	$1.43	$5.56	$2.60
Dividends declared	$0.625	$0.50	$1.125	$1.00
Weighted-average shares outstanding (in millions)
Basic	79.8	78.0	79.5	77.7
Diluted	81.1	78.8	81.0	78.8
Comprehensive income (loss)
Comprehensive income (loss)	$115	$(127)	$341	$67

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Millions of dollars, except share data)

	(Unaudited)
	June 30, 2013	December 31, 2012
Assets
Current assets
Cash and equivalents	$670	$1,168
Accounts receivable, net of allowance of $63 and $60, respectively	2,216	2,038
Inventories	2,505	2,354
Deferred income taxes	461	558
Prepaid and other current assets	756	709
Total current assets	6,608	6,827
Property, net of accumulated depreciation of $6,106 and $6,070, respectively	2,907	3,034
Goodwill	1,724	1,727
Other intangibles, net of accumulated amortization of $225 and $211, respectively	1,708	1,722
Deferred income taxes	2,007	1,832
Other noncurrent assets	320	254
Total assets	$15,274	$15,396
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$3,620	$3,698
Accrued expenses	667	692
Accrued advertising and promotions	356	419
Employee compensation	390	520
Notes payable	6	7
Current maturities of long-term debt	509	510
Other current liabilities	683	664
Total current liabilities	6,231	6,510
Noncurrent liabilities
Long-term debt	1,936	1,944
Pension benefits	1,561	1,636
Postretirement benefits	397	422
Other noncurrent liabilities	491	517
Total noncurrent liabilities	4,385	4,519
Stockholders’ equity
Common stock, $1 par value, 250 million shares authorized, 109 million and 108 million shares issued, respectively and 79 million shares outstanding	109	108
Additional paid-in capital	2,385	2,313
Retained earnings	5,507	5,147
Accumulated other comprehensive loss	(1,650)	(1,531)
Treasury stock, 30 million and 29 million shares, respectively	(1,805)	(1,777)
Total Whirlpool stockholders’ equity	4,546	4,260
Noncontrolling interests	112	107
Total stockholders’ equity	4,658	4,367
Total liabilities and stockholders’ equity	$15,274	$15,396

WHIRLPOOL CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE PERIOD ENDED JUNE 30
(Millions of dollars)

	Six Months Ended
	2013	2012
Operating activities
Net earnings	$463	$217
Adjustments to reconcile net earnings to cash used in operating activities:
Depreciation and amortization	255	297
Settlement of Brazilian collection dispute	—	(275)
Curtailment gain	—	(49)
Changes in assets and liabilities:
Accounts receivable	(274)	(67)
Inventories	(199)	(270)
Accounts payable	19	95
Accrued advertising and promotions	(55)	(97)
Taxes deferred and payable, net	(110)	(57)
Accrued pension and postretirement benefits	(89)	(131)
Employee compensation	(106)	94
Other	(100)	(112)
Cash used in operating activities	(196)	(355)
Investing activities
Capital expenditures	(180)	(187)
Proceeds from sale of assets	3	2
Other	(38)	—
Cash used in investing activities	(215)	(185)
Financing activities
Proceeds from borrowings of long-term debt	499	300
Repayments of long-term debt	(505)	(356)
Dividends paid	(89)	(77)
Net proceeds of short-term borrowings	1	2
Common stock issued	63	11
Purchase of treasury stock	(30)	—
Other	(8)	(17)
Cash used in financing activities	(69)	(137)
Effect of exchange rate changes on cash and equivalents	(18)	(6)
Decrease in cash and equivalents	(498)	(683)
Cash and equivalents at beginning of period	1,168	1,109
Cash and equivalents at end of period	$670	$426

SUPPLEMENTAL INFORMATION - CONSOLIDATED CONDENSED STATEMENTS OF INCOME RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Millions of dollars except per share data)
(Unaudited)

We supplement the reporting of our financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which we refer to as "ongoing business operations" measures, including adjusted operating profit, adjusted earnings (loss) before income taxes (hereafter referred to as “adjusted earnings (loss) before tax”), adjusted diluted earnings per share available to Whirlpool common stockholders (hereafter referred to as “adjusted diluted earnings per share”), adjusted operating profit by segment (hereafter referred to as “adjusted segment operating profit”), and free cash flow. Ongoing business operations measures exclude items that may not be indicative of, or are unrelated to, results from our ongoing business operations. We believe that these non-GAAP measures provide meaningful information to assist stockholders in understanding our financial results and assessing our prospects for future performance. Management believes adjusted operating profit, adjusted earnings before tax, adjusted diluted earnings per share and adjusted segment operating profit are important indicators of our operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Management believes that free cash flow provides stockholders with a relevant measure of liquidity and a useful basis for assessing the company's ability to fund its activities and obligations. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported operating profit, earnings before income taxes, diluted net earnings per share available to Whirlpool common stockholders and cash provided by operating activities, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the following reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors and stockholders to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended June 30, 2013.

	Three Months Ended
	June 30, 2013
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$328	$245	$2.44
Restructuring Expense(a)	31	31	0.29
Brazilian Tax Credits (BEFIEX)(b)	(24)	(24)	(0.29)
Energy Tax Credits ($16M)(c)	—	—	(0.20)
Antitrust, Contract, and Investment Expenses(d)	—	12	0.11
Normalized Tax Rate Adjustment(e)	—	—	0.02
Adjusted Non-GAAP measure	$335	$264	$2.37

Ongoing Business Operations Measures - Adjusted Operating Profit, Adjusted Earnings Before Tax, Adjusted Diluted Earnings Per Share

The reconciliation provided below reconciles the non-GAAP financial measures adjusted operating profit, adjusted earnings before tax and adjusted diluted earnings per share, with the most directly comparable GAAP financial measures, reported operating profit, earnings before income taxes, and diluted earnings per share available to Whirlpool common stockholders, for the three months ended June 30, 2012.

	Three Months Ended
	June 30, 2012
	Operating Profit (Loss)	Earnings (Loss) Before Tax	Diluted Earnings (Loss) Per Share
Reported GAAP Measure	$194	$124	$1.43
Restructuring Expense(a)	79	79	0.72
Brazilian Tax Credits (BEFIEX)(b)	(2)	(2)	(0.03)
Benefit Plan Curtailment Gain(f)	(49)	(49)	(0.39)
Antitrust Resolutions(g)	—	8	0.10
Investment Impairment(h)	—	7	0.09
Normalized Tax Rate Adjustment(e)	—	—	(0.37)
Adjusted Non-GAAP measure	$222	$167	$1.55

Ongoing Business Operations Measures - Adjusted Segment Operating Profit

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended June 30, 2013.

	Three Months Ended
	June 30, 2013
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Adjusted Segment Operating Profit (Loss)
North America	$262	$—	$—	$262
Latin America	135	—	(24)	111
EMEA	(6)	—	—	(6)
Asia	14	—	—	14
Other/Eliminations	(77)	31	—	(46)
Total Whirlpool Corporation	$328	$31	$(24)	$335

The reconciliation provided below reconciles the non-GAAP financial measure adjusted segment operating profit with the most directly comparable GAAP financial measure, reported segment operating profit, for the three months ended June 30, 2012.

	Three Months Ended
	June 30, 2012
	Segment Operating Profit (Loss)	Restructuring Expense(a)	Brazilian Tax Credits (BEFIEX)(b)	Benefit Plan Curtailment Gain(f)	Adjusted Segment Operating Profit (Loss)
North America	$235	$—	$—	$(49)	$186
Latin America	103	—	(2)	—	101
EMEA	(27)	—	—	—	(27)
Asia	14	—	—	—	14
Other/Eliminations	(131)	79	—	—	(52)
Total Whirlpool Corporation	$194	$79	$(2)	$(49)	$222

Footnotes:

a.
During the second quarters of 2013 and 2012, we recorded restructuring charges of $31 million and $79 million, respectively. The diluted earnings per share impacts are calculated based on income tax impacts of $7 million and $22 million, respectively.

b.
During the second quarters of 2013 and 2012, we monetized Brazilian (BEFIEX) tax credits of $24 million and $2 million, respectively. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

c.	In the second quarter of 2013 we recognized U.S. energy tax credits for a diluted earnings per share impact of $0.20.

d.
During the second quarter of 2013, we recognized expenses of $12 million related to antitrust resolutions, long-standing contract resolutions, and investment expenses. The diluted earnings per share impact is calculated based on an income tax impact of $3 million.

e.
During the second quarters of 2013 and 2012, we made adjustments to ongoing business operations EPS to reconcile specific items reported to a full-year effective tax rate of 24% for Q2 2013 and 25% for Q2 2012.

f.
During the second quarter of 2012, we recognized curtailment gains of $49 million related to a retiree health care plan. The diluted earnings per share impact is calculated based on an income tax impact of approximately $19 million.

g.
In the second quarter of 2012, we recognized expenses of approximately $8 million related to antitrust resolutions accruals. The diluted earnings per share impact is calculated based on an income tax of $0 million.

h.
During the second quarter of 2012, we incurred an other-than-temporary impairment charge of a European investment. The diluted earnings per share impact is calculated based on an income tax impact of $0 million.

Free Cash Flow (2013 Outlook)

As defined by the company, free cash flow is cash provided by operating activities after capital expenditures and proceeds from the sale of assets. The reconciliation provided below reconciles six-month actual 2013 and 2012 and projected 2013 full-year free cash flow with actual and projected cash provided by (used in) operating activities, the most directly comparable GAAP financial measure.

	Six Months Ended June 30,
(millions of dollars)	2013	2012	2013 Outlook
Cash provided by (used in) operating activities	$(196)	$(355)	$1,250	–	$1,350
Capital expenditures and proceeds from sale of assets	(177)	(185)	(600)	–	(650)
Free cash flow	$(373)	$(540)	$650	–	$700

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